CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Capital Protected Notes due 2011	$2,000,000	$61.40

April 2007	Pricing Supplement No. 258
Registration Statement No. 333-131266
Dated April 13, 2007
Filed pursuant to Rule 424(b)(2)

Structured Investments
Opportunities in Equities

Capital Protected Notes based on a Basket of Indices
due April 20, 2011

Capital Protected Notes provide investors with exposure to a wide variety of assets and asset classes, including equities, commodities and currencies with limited or no downside risk to the initial investment. They are for investors who are concerned about principal risk and who are willing to forgo some upside or yield in exchange for principal protection.

F I N A L T E R M S
Issuer:	Morgan Stanley
Maturity date:	April 20, 2009
Underlying indices:	Basket Indices		Percentage weighting	Initial index closing value	Multiplier
	MSCI EAFE Index®		45%	2,235.60	0.002012882
	S&P 500® Index		40%	1,452.85	0.002753209
	MSCI Emerging Markets Index		15%	980.67	0.001529567
Principal protection:	100%
Participation rate:	93.15%
Aggregate principal amount:	$2,000,000
Payment at maturity:	$10 plus the supplemental redemption amount, which may be zero
Supplemental redemption amount:	The product of $10 times the participation rate times the basket percent change; provided that the supplemental redemption amount will not be less than zero.
Basket percent change:	(final index value – initial index value) / initial index value
Initial index value:	10, the sum of the products of the initial index closing value and multiplier for each basket index
Final index value:	The basket closing value on the determination date
Basket closing value:	The sum of the products of the index closing value and multiplier for each basket index
Determination date:	April 18, 2011
Basket setting date:	For the S&P 500 Index, the pricing date For the MSCI EAFE Index® and the MSCI Emerging Markets Index, the index business day for such basket index immediately following the pricing date
Stated principal amount:	$10
Original issue price:	$10
Pricing date:	April 13, 2007
Original issue date:	April 20, 2007 (5 business days after the pricing date)
CUSIP:	61750V220
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public	Agent’s Commissions(1)	Proceeds to Company
	Per note	$10.00	$0.14250	$9.8575
	Total	$2,000,000	$28,500	$1,971,500
(1) For additional information, see “Plan of Distribution” in the prospectus supplement for capital protected notes.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Amendment No. 1 to Prospectus Supplement for Capital Protected Notes dated December 21, 2006

Prospectus dated January 25, 2006

Capital Protected Notes based on a
Basket of Indices
due April 20, 2011

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the prospectus supplement for capital protected notes and the prospectus, as supplemented or modified by these preliminary terms. At maturity, we will pay per note the stated principal amount of $10 plus a supplemental redemption amount, if any, based on the increase, if any, in the value of the basket. The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term note program.

Expected Key Dates

Pricing date:	Issue Date (Settlement Date):	Maturity date:
April 13, 2007	April 20, 2007 (5 business days after the Pricing Date)	April 20, 2011, subject to postponement due to a market disruption event

Key Terms
Issuer:	Morgan Stanley
Underlying indices:	Basket Indices	Percentage weighting	Initial index closing value	Multiplier
	MSCI EAFE Index® :	45%	2,235.60	0.002012882
	S&P 500® Index:	40%	1,452.85	0.002753209
	MSCI Emerging Markets
	Index® :	15%	980.67	0.001529567

Aggregate principal amount:
 Original issue price:
Stated principal amount:
Denominations:
Principal protection level:
Interest:
Bull notes or bear notes:
Payment at maturity:
Supplemental redemption amount:

$2,000,000
 $10 per note
$10 per note
$10 per note and integral multiples thereof
100%
 None
 Bull notes
 $10 plus the supplemental redemption amount, which may be zero
The product of $10 times the participation rate times the basket percent change; provided that the supplemental redemption amount will not be less than zero.

Basket percent change: Initial index value:	(final index value – initial index value) / initial index value 10, the sum of the products of the initial index closing value and multiplier for each basket index
Final index value: Basket closing value: Determination date: Participation rate: Basket setting date:

The basket closing value on the determination date
The sum of the products of the index closing value and multiplier for each basket index
April 18, 2011
 93.15%
 For the S&P 500 Index, the pricing date
For the MSCI EAFE Index® and the MSCI Emerging Markets Index, the index business day for such basket index immediately following the pricing date

Call right: Postponement of maturity date:

The notes are not callable prior to the maturity date
If the determination date is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the determination date, as postponed.

Risk factors:	Please see “Risk Factors” on page 7

April 2007	Page 2

Capital Protected Notes based on a
Basket of Indices
due April 20, 2011

General Information
Listing: CUSIP: Minimum Ticketing Size: Tax Considerations:

The notes will not be listed on any securities exchange.
61750V220
100 notes
The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, regardless of whether any stated interest is payable on the Notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the Notes generally will be treated as ordinary income. We have determined that the “comparable yield” is a rate of 5.1785% per annum compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different than the comparable yield set forth above. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a projected amount equal to $12.2711 due at maturity. You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes.

The following table states the amount of original issue discount (“OID”) (without taking into account the actual payment received at maturity) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

		TOTAL OID
	OID	DEEMED TO
	DEEMED TO	HAVE ACCRUED
	ACCRUE	FROM ORIGINAL
	DURING	ISSUE DATE (PER
	ACCRUAL	NOTE) AS OF END
	PERIOD (PER	OF ACCRUAL
PERIOD	NOTE)	PERIOD

Original Issue Date through June 30, 2007	$0.1007	$0.1007
July 1, 2007 through December 31, 2007	$0.2615	$0.3622
January 1, 2008 through June 30, 2008	$0.2683	$0.6305
July 1, 2008 through December 31, 2008	$0.2753	$0.9058
January 1, 2009 through June 30, 2009	$0.2824	$1.1882
July 1, 2009 through December 31, 2009	$0.2897	$1.4779
January 1, 2010 through June 30, 2010	$0.2972	$1.7751
July 1, 2010 through December 31, 2010	$0.3049	$2.0800
January 1, 2011 through April 20, 2011	$0.1911	$2.2711

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”
You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)
Calculation Agent:	Morgan Stanley & Co. Incorporated

April 2007	Page 3

Capital Protected Notes based on a
Basket of Indices
due April 20, 2011

Use of proceeds and hedging:

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the basket setting date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the notes by taking positions in futures and options contracts on the basket indices. Such purchase activity could have increased the value of the basket indices, and therefore the value at which the basket indices must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for capital protected notes.
ERISA: Contact:

See “ERISA” in the prospectus supplement for capital protected notes.
You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225-7000)

This offering summary represents a summary of the terms and conditions of the notes. We encourage you to read the accompanying prospectus supplement for capital protected notes and prospectus for this offering.

April 2007	Page 4

Capital Protected Notes based on a
Basket of Indices
due April 20, 2011

How the Notes Work

At maturity, if the final index value is greater than the initial index value, for each $10 stated principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the stated principal amount of $10. The supplemental redemption amount will be equal to the product of (i) $10 times (ii) the percentage, if any, by which the final index value exceeds the initial index value times (iii) the participation rate. Presented below is a hypothetical example showing how the payout on the notes, including the supplemental redemption amount, is calculated, as well as a table showing a range of hypothetical payouts on the notes.

Example:

The hypothetical final index value is 50% greater than the initial index value.

Initial index value:	10
Hypothetical final index value:	15
Hypothetical participation rate:	70%
Supplemental redemption amount per note = $10 x ((15 – 10)/10) x 70% = $3.50

In the example above, the total payment at maturity per note will equal $13.50, which is the sum of the stated principal amount of $10 and a supplemental redemption amount of $3.50.

The examples of the hypothetical supplemental redemption amounts and payouts at maturity provided in the table below are intended to illustrate the effect of the hypothetical participation rate on each $10 stated principal amount of notes for the specified final index values, however they do not cover the complete range of possible payouts at maturity.

Percent Return of the basket	Final index value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Percent return on $10 note
100%	20	$10	$7.00	$17.00	70%
90%	19	$10	$6.30	$16.30	63%
80%	18	$10	$5.60	$15.60	56%
70%	17	$10	$4.90	$14.90	49%
60%	16	$10	$4.20	$14.20	42%
50%	15	$10	$3.50	$13.50	35%
40%	14	$10	$2.80	$12.80	28%
30%	13	$10	$2.10	$12.10	21%
20%	12	$10	$1.40	$11.40	14%
10%	11	$10	$0.70	$10.70	7%
0%	10	$10	$0	$10	0%
-10%	9	$10	$0	$10	0%
-20%	8	$10	$0	$10	0%
-30%	7	$10	$0	$10	0%
-40%	6	$10	$0	$10	0%
-50%	5	$10	$0	$10	0%
--	--	--	--	--	--
-100%	0	$10	$0	$10	0%

April 2007	Page 5

Capital Protected Notes based on a
Basket of Indices
due April 20, 2011

Payment at Maturity

100% principal protection. At maturity, we will pay you at least $10, plus the supplemental redemption amount, if any.

The supplemental redemption amount based on the basket indices. The supplemental redemption amount will be equal to the product of $10 times the participation rate times the percentage, if any, by which the final index value exceeds the initial index value. If the final index value is greater than the initial index value, the supplemental redemption amount will be calculated as follows:

(final index value – initial index value)
supplemental redemption amount	= $10 x participation rate x
initial index value

where,

participation	=	93.15%
rate

initial index	=	10
value

final index	=	the basket closing value as determined on the
value		determination date

basket closing	=	the sum of the products of the index closing value of
value		each of the basket indices and the applicable multiplier
		for each of the basket indices

If the final index value is less than or equal to the initial index value, the supplemental redemption amount will be zero.

April 2007	Page 6

Capital Protected Notes based on a
Basket of Indices
due April 20, 2011

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on S-15 of the prospectus supplement for capital protected notes. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

Structure Specific Risk Factors

■	The notes may not pay more than the principal amount at maturity. If the final index value is less than or equal to the initial index value, you will receive only the stated principal amount of $10 for each note you hold at maturity.

■	The notes do not pay interest. Because the supplemental redemption amount due at maturity may equal zero or the basket may not increase in value by more than the yield which would be paid on an ordinary debt security, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.

■	Market price of the notes will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the value of each of the basket indices at any time and, in particular, on the determination date, the volatility of the basket indices, interest and yield rates in the market, geopolitical conditions and economic, financial, political and regulatory or judicial events, the time remaining to the maturity of the notes, the dividend rate on the stocks underlying the basket indices and our creditworthiness.

■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.

■	Changes in the value of one or more of the basket indices may offset each other. Price movements in the basket indices may not correlate with each other. At a time when the value of one or more of the basket indices increases, the value of one or more of the other basket indices may not increase as much or may even decline in value. Therefore, in calculating the basket closing value on the determination date, increases in the value of one or more of the basket indices may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket indices.

■	The return on the notes is limited to 93.15% of the appreciation of the basket indices. As a result, you will not participate fully in any appreciation of the basket indices.

■	Investing in the notes is not equivalent to investing in the basket indices. Investing in the notes is not equivalent to investing in the basket indices or their component stocks. See “Hypothetical Payouts on the Capital Protected Notes” above.

■	Adjustments to the basket indices could adversely affect the value of the notes. The publisher of any basket index can add, delete or substitute the stocks underlying the basket index, and can make other methodological changes that could change the value of the basket index. The publisher of any basket index may discontinue or suspend calculation or publication of the basket index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are

April 2007	Page 7

Capital Protected Notes based on a
Basket of Indices
due April 20, 2011

calculated and published by MS & Co. or any of its affiliates. Any of these actions could adversely affect the value of the notes.

■	You have no shareholder rights. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie any basket index.

■	There are risks associated with investments in securities indexed to the value of foreign equity securities. Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

Other Risk Factors

■	Secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide significant liquidity. Accordingly, you should be willing to hold your notes to maturity.

■	Potential adverse economic interest of the calculation agent. The economic interests of MS & Co., as the calculation agent and of MS & Co. and other affiliates of ours that will carry out hedging activities related to the notes or that trade in the component stocks of the basket indices or other instruments related to the basket indices are potentially adverse to your interests as an investor in the notes. The hedging or trading activities of our affiliates on or prior to the basket setting date and on the determination date could adversely affect the basket value and, as a result, could decrease the amount you may receive on the notes at maturity. Any of these hedging or trading activities on or prior to the basket setting date could have affected the initial index value and, as a result, could have increased the value at which the basket indices must close on the determination date before you receive a payment at maturity that exceeds the stated principal amount on the notes. Additionally, such hedging or trading activities during the term of the notes could potentially affect the value of the basket indices on the determination date and, accordingly, the amount of cash you will receive at maturity.

April 2007	Page 8

Capital Protected Notes based on a
Basket of Indices
due April 20, 2011

Information about the Basket Indices

The MSCI EAFE Index. The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE Index is described under the heading “Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index” in the prospectus supplement for capital protected notes.

License Agreement between MSCI and Morgan Stanley. “MSCI EAFE Index®” is a trademark of MSCI and has been licensed for use by Morgan Stanley. See “Underlying Indices and Underlying Index Publishers Information— MSCI EAFE Index — License Agreement between MSCI and Morgan Stanley” in the prospectus supplement for capital protected notes.

The S&P 500 Index. The S&P 500 Index is intended to be a benchmark for U.S. equity market performance. The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The S&P 500 Index is described under the heading “Underlying Indices and Underlying Index Publishers Information—S&P 500 Index” in the prospectus supplement for capital protected notes.

License Agreement between S&P and Morgan Stanley. “Standard & Poor’s®,” “S&P®”, “S&P 500®” and “S&P 500® Index” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Underlying Indices and Underlying Index Publishers Information—S&P 500 Index—License Agreement between S&P and Morgan Stanley” in the prospectus supplement for capital protected notes.

The MSCI Emerging Markets Index. The MSCI Emerging Markets Index was developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. The performance of the MSCI Emerging Markets Index is a free float-adjusted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) composing the MSCI indices for the selected countries (the “Component Country Indices”). As of June 2006, the MSCI Emerging Markets Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey. Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets.

Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars on a real time basis and disseminated every 60 seconds during market trading hours. It is also calculated on an end of day basis. The MSCI Emerging Markets Index has a base date December 31, 1987.

We have derived all information contained in this pricing supplement regarding the MSCI Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of ours, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. See “Affiliation of MSCI, MS & Co.

April 2007	Page 9

Capital Protected Notes based on a
Basket of Indices
due April 20, 2011

and Morgan Stanley” below. Neither MSCI nor we have any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Emerging Markets Index.

In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities.

MSCI may add additional Component Country Indices to the MSCI Emerging Markets Index or subtract one or more of its current Component Country Indices prior to the expiration of the capital protected notes. Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the MSCI Emerging Markets Index at the effective date of such change is the same as it was immediately prior to such change.

Affiliation of MSCI, MS & Co. and Morgan Stanley

Each of MSCI and MS & Co. is a majority-owned subsidiary of ours. MSCI is responsible for the MSCI Emerging Markets Index and the guidelines and policies governing its composition and calculation. Although judgments, policies and determinations concerning the MSCI Emerging Markets Index are made solely by MSCI, we, as the parent company of MSCI, are ultimately responsible for MSCI. MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE CAPITAL PROTECTED NOTES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI EMERGING MARKETS INDEX. THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI EMERGING MARKETS INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEX. FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EMERGING MARKETS INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEX. IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EMERGING MARKETS INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE FINAL CLOSING PRICE AND THE PAYMENT AT MATURITY. ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE CAPITAL PROTECTED NOTES.

MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the capital protected notes to restrict the use of information relating to the calculation of the MSCI Emerging Markets Index prior to its dissemination.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI Emerging Markets Index.

April 2007	Page 10

Capital Protected Notes based on a
Basket of Indices
due April 20, 2011

Historical Information

The following tables sets forth the published high and low closing values, as well as end-of-quarter closing values, of each of the basket indices for each quarter in the period from January 1, 2002 through April 13, 2007 for the S&P 500 and April 16 for the MSCI EAFE Index and the MSCI Emerging Markets Index. The related graphs set forth the daily closing values for each of the basket indices in the same period. The closing value of the S&P 500 Index on April 13, 2007 was 1,452.85, and the respective closing values of the MSCI EAFE Index and the MSCI Emerging Markets Index on April 16, 2007 were 2,235.60 and 980.67. We obtained the information in the table and graphs below from Bloomberg Financial Markets, without independent verification. The historical values of the index closing values should not be taken as an indication of future performance, and no assurance can be given as to the level of the basket closing value on the determination date. The payment of dividends on the stocks that comprise the basket indices are not reflected in their level and, therefore, have no effect on the calculation of the payment at maturity.

MSCI EAFE Index	High	Low	Period End
January 1, 2002 to April 16, 2007
2002
First Quarter	1,179.43	1,060.01	1,155.60
Second Quarter	1,190.24	1,073.77	1,123.01
Third Quarter	1,128.11	881.44	897.05
Fourth Quarter	988.28	857.43	952.65
2003
First Quarter	984.21	823.51	868.55
Second Quarter	1,074.97	876.58	1,025.74
Third Quarter	1,138.13	1,024.11	1,103.39
Fourth Quarter	1,288.77	1,124.33	1,288.77
2004
First Quarter	1,365.62	1,286.25	1,337.07
Second Quarter	1,360.32	1,226.65	1,327.97
Third Quarter	1,328.19	1,258.55	1,318.03
Fourth Quarter	1,515.48	1,329.37	1,515.48
2005
First Quarter	1,568.18	1,462.16	1,503.85
Second Quarter	1,518.07	1,439.66	1,473.72
Third Quarter	1,618.84	1,450.18	1,618.84
Fourth Quarter	1,696.07	1,533.92	1,680.13
2006
First Quarter	1,841.74	1,684.06	1,827.65
Second Quarter	1,980.26	1,681.70	1,822.88
Third Quarter	1,914.88	1,708.45	1,885.26
Fourth Quarter	2,074.48	1,890.59	2,074.48
2007
First Quarter	2,182.60	2,030.00	2,147.51
Second Quarter (through April 16, 2007)	2,235.60	2,152.13	2,235.60

MSCI EAFE Index
January 1, 2002 to April 16, 2007

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due April 20, 2011

S&P 500 Index	High	Low	Period End
January 1, 2002 to April 13, 2007
2002
First Quarter	1,172.51	1,080.17	1,147.39
Second Quarter	1,146.54	973.53	989.82
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter (through April 13, 2007)	1,452.85	1,424.55	1,452.85

S&P 500 Index
January 1, 2002 to April 13, 2007

April 2007	Page 12

Capital Protected Notes based on a
Basket of Indices
due April 20, 2011

MSCI Emerging Markets Index	High	Low	Period End
January 1, 2002 to April 16, 2007
2002
First Quarter	351.46	317.45	351.43
Second Quarter	364.08	309.44	319.75
Third Quarter	331.22	266.11	266.11
Fourth Quarter	304.86	254.79	292.09
2003
First Quarter	308.01	269.71	272.27
Second Quarter	337.56	273.66	332.68
Third Quarter	386.10	336.74	377.63
Fourth Quarter	442.78	381.67	442.78
2004
First Quarter	488.37	443.14	482.06
Second Quarter	497.26	395.93	432.20
Third Quarter	466.57	418.51	464.15
Fourth Quarter	542.17	463.38	542.17
2005
First Quarter	588.68	518.25	548.69
Second Quarter	572.22	526.39	565.17
Third Quarter	661.32	562.60	661.32
Fourth Quarter	707.68	603.73	706.48
2006
First Quarter	791.85	707.01	787.80
Second Quarter	881.52	665.28	747.54
Third Quarter	789.97	710.33	778.17
Fourth Quarter	912.65	774.39	912.65
2007
First Quarter	943.88	844.18	929.03
Second Quarter (through April 16, 2007)	980.67	928.13	980.67

MSCI Emerging Markets Index
January 1, 2002 to April 16, 2007

April 2007	Page 13

Capital Protected Notes based on a
Basket of Indices
due April 20, 2011

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by an amendment no. 1 to prospectus supplement for Capital Protected Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for Capital Protected Notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for Capital Protected Notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Amendment No. 1 to Prospectus Supplement for Capital Protected Notes dated December 21, 2006

Prospectus dated January 25, 2006

Terms used in this pricing supplement are defined in the prospectus supplement for Capital Protected Notes or in the prospectus. As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

April 2007	Page 14